CONSULTING  AGREMENT



This  agreement  will  formalize  a relationship between Foodquest International
Inc. (hereinafter "FDQI") and the consultant Snapper Inc. (hereinafter "Snapper"), Terence Robinson, John Robinson, Robox Holdings Ltd. And Robcorp Inc. effective April 12, 1997.

In consideration of the mutual covenants herein, FDQI, Snapper, Terence Robinson, John Robinson, Robox Holdigns Ltd. And Robcorp Inc. agree as follows:

1.     SCOPE  OF  SERVICES
       -------------------

FDQI does acknowledge that FDQI retains the services of Snapper and Snapper hereby accepts such retainer, under the following terms:

The services of Snapper shall include but not be restricted to the following:

a) sourcing and qualifying new business opportunities for acquisition by FDQI;

b) apprising the business community of the progress of FDQI, particularly outside of North America.

c) performing general public relations and financial consulting work.

2.     TERM OF RETENTION
       -----------------

The term of this agreement shall commence April 1, 1997 and shall terminate on September 30, 1999, unless otherwise mutually agreed upon in writing by FDQI and Snapper.

3.     FEES and COMPENSATION
       ---------------------

For the services rendered pursuant to this Agreement, FDQI agrees as follows:

a) Remuneration for the services of Snapper to be provided for and paid by FDQI hereunder shall be comprised of US $10,000 per month payable in advance, with first payment to be made on April 1, 1997.

b) A cash success fee equal to 10% of the investment into FDQI by any investor introduced to FDQI, directly or indirectly by Snapper will be paid by FDQI to Snapper. FDQI will be obligated to pay the success fee to Snapper as long as any such investor in Discussion with FDQI concludes a transaction and funds an investment in the Company within One year from the execution of this Agreement by FDQI. Any investment through the issuances securities to FDQI will be valued at the market value (bid price) of the public securities received by FDQI and shareholders of FDQI in the transaction. All success fees will be due and payable at the closing of the investment/transaction with FDQI and the investor.

4.     EXPENSES
       --------

Reasonable expenses incurred by Snapper in performing its duties under this agreement including but not limited to travel, telephone, fax and photocopier costs will be paid by FDQI within 30 days of receipt of an invoice from Snapper, such invoices to be not more frequent than monthly and, if requested so by FDQI, to be supported by documentary evidence. Any expenses to be incurred by Snapper in excess of $1500.00 will be pre-approved by FDQI.

5.     GUARANTEE
       ---------

Terence Robinson and John Robinson guarantee the cash payment of $10,000 for the duration of the contract. In the event Snapper is not paid by FDQI, Terence Robinson and John Robinson will pay the consultant immediately upon demand.

Dated: April 1, 1997


FDQI


Per:  /s/  John Robinson
    ---------------------------
    John Robinson
    FDQI


Snapper Inc.

Per:  /s/  E.J. Svoboda
    ---------------------------
    E.J. Svoboda

                                  DEALCHECK.COM INC.

--------------------------------------------------------------------------------

October 1, 1999

               EXTENSION OF THE CONSULTING AGREEMENT WITH SNAPPER INC.

in consideration of the premises and of the mutual covenants and agreements herein contained, it is mutually covenanted, agreed and acknowledged by and between the parties hereto that the term of the Consulting Agreement dated April 1, 1997 be and is hereby extended for another year - up to September 30, 2000.

All other terms and conditions detailed in the above Consulting Agreement remain same.




/s/  John Robinson                                    /s/  E J Svoboda
--------------------------------------------------------------------------------
For Dealcheck.com Inc.                                 For Snapper Inc.
John Robinson                                          E J Svoboda




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              65 Queen Street West, Suite 1905, Toronto, On M5H 2M5
                     Phone: 416-860-0211 - Fax: 416-361-6228

                                                                  Exhibit 3(ii)b

RE@CT                                                 Revised  V.3  Fee Proposal
DIGITAL.ARTS

Re@ct Digital Arts
95 Silver Birch Ave.
Toronto, ONTARIO M4E 3L3
t 416-699-0855 f 416-690-6650
--------------------------------------------------------------------------------

to:                                                          estimate  number:
dealcheck.com  ltd.                                                     Q00-28
65  Queen  Street  West,  suite  1905                               date/time:
Toronto,  Ontario  M5H  2M5                                          22-Feb-00
                                                                   1:54:56  PM

--------------------------------------------------------------------------------
re:  IRCheck.com  web  site  development

--------------------------------------------------------------------------------
project  description:

IRCheck.com is an online forum for tracking and compiling Investment Relations Firm's profiles, managing their progress and providing current press release information to the public. Providing the online community with a unified source of Investment relation Information lRCheck.com allows users to make Informed decisions about hiring IR Firms and investing In companies based on the performance and history of their respective IR Firm(s). Information available include a firm's profile, company size, client list, success stories, press releases, contact info, web site link, etc.

Technical  features:
--------------------
1] Mechanism for entering news, events and press releases related to specific IR Firms.
2] Ability to view listing of news and press releases for IR Firms (sorted by entry date, links to IR Firm profile)
3]  Ability to view listing's of IR Firms (sorted geographically)
4] Ability to view listing's of clients (links to see what firm they are associated with)
6]  Mechanism  for subscribing to notification service with user interface
7] Direct online data entry by IR Firms. Password protected. Includes User management admin. layer(firm's representative defines login that would allow only them to edit their companies profile as well as define other people various levels off access. Current Capital can still enter/edit all records as well.)
8]  Indexed Search  engines for Clients, IR Firms.  News databases.
9]  Rollout of Automated email  service  with management layer
10] Design, dynamic graphics package, assembly  of  HTML

see  "Site  Map"  for  more  details
--------------------------------------------------------------------------------
Re@ct Digital Arts is pleased to present the following proposal. The proposal is valid for thirty (30) days and is subject to review at that point. All applicable taxes are extra. The proposal prices are:

[X]  A firm quotation.  _____     An estimate only and subject to firm quotation
----                              based  on  further  direction.  These  prices
                                  are  based  on  a  plus/minus 20% estimate.
--------------------------------------------------------------------------------
fee  description                                                        price

Full  Package  - Includes dynamic cement development, cost of needs analysis and
graphics  package                                                   $  32,000.00

                                                         total:     $  32,000.00

--------------------------------------------------------------------------------
terms  &  conditions:

Payment terms are: 1/3 of invoice due as retainer and upfront expenses upon acceptance of this quote, balance upon delivery. Allow for approx. 30-45 days for complete development and implementation. All prices indicated in this quote do not include applicable taxes. Pricing quoted is for creation of software specific to this project and may be modified for use in the above project only.


/s/                        25-FEB-00             /s/
------------------------------------            --------------------------------
Re@ct Digital Arts           Date                Authorized Client Rep      Date
                                                 P.O.#

IRCheck.com Overview
--------------------------------------------------------------------------------

Project  Overview

     IRCheck.com is an online forum for tracking and compiling Investment Relations Firms profiles, managing their progress and providing current press release information to the public. Providing the online community with a unified source of investment relation information ERCheck.com allows users to make informed decisions about hiring IR Firms and investing in companies based on the performance and history of their respective ER Firm(s). information available include a firm's profile, company size, client list, success stories, press releases, contact info, web site link, etc. lRCheck.com will be provided as a free service to the online community. Current information newsletter would be emailed free of charge daily by simply subscribing. IR Firms will join lRCheck.com by filling out an online form and paying a monthly fee. Up to date information would be provided and entered online by the IR firm directly, as well, by the site administrator in a password protected environment. Additional sources of revenue include advertising opportunities and commissions based on leads made through web site.

Primary Objectives

     - create an efficient web based system, utilizing an easy to navigate interface, for managing IR firms related data, namely listings of firms by geographic location with links to their news. Also, utilize intelligent search engine to search either IR firms or the news databases.

     - provide a centralized  arena  for  IR  Firms analysis

     - help investors, CFOs, investor relations make informed decisions based in IR Firms performance

     - hire IR Firms  based  on  the  performance  of  their  clients

     - provide up to date information via electronic daily email newsletters

     - hire IR Firms based on their geographic locations and performance

     - offer unbiased information that allows for the growth of both large and small IR firms

Rollout  Phases

     Web site would be divided into three phases of development. Each offering a different tier of features pricing and schedules. Pricing to come upon approval of individual pahse features.

     Phase 1  The first phase  would  be as cost effective as possible deploying
     ------
     the minimum required set of features allowing site to be launched to market as quickly as possible. These essential features are:

     1] Online data entry by Current Capital admin person with secured with master password. (direct entry by IR Firms implemented in phase 2)
     2] Mechanism for entering news, events and press releases related to specific IR Firms (similar to above)
     3] Ability to view listings of news and press releases for IR Firms (sorted by entry date, links to IR Firm profile)
     4]  Ability to view listings of IR Firms (sorted  geographically)
     5] Ability to view listings of clients (links to see what firm they are associated with)
     6]  Basic  graphics, html and identity

Phase 2
     1]  Mechanism  for  subscribing to notification service
     2] Direct online data entry by IR Firms. Password protected. (firm's representative defines login that would allow only them to edit their company's profile, Current Capital can still enter/edit all records as well.)
     3]  Search engines for Clients,  IR  Firms,  News  databases.

Phase 3
     1]  Rollout  of Automated email service
     2]  Evaluation and rating of IR firms  in a non-biased fashion
     3] Local database used by Current Capital to enter many records quickly then add to web site automatically.
     4]  Online WYSIWYG  text editing tool for formatting text

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REACT DIGITAL ARTS.                                                       Page 1

           [ IRCHECK.com WEB SITE MAP / FLOW CHART GRAPHIC OMITTED ]

                                                                  Exhibit 3(ii)c

                              OFFER  TO  PURCHASE
                              -------------------

NAME:  James  Hannah

        of the city/town of Toronto in the province of Ontario (as Purchaser)

     HEREBY AGREES TO AND WITH Dealcheck corn Inc. (as Vendor) to purchase 450,000 common shares of World Vacation Club.com (WVC) owned by the Vendor for seventy nine thousand eight hundred and thirty seven Dollars ($79,837) by cash or certified check payable to the Vendor on the closing date. The closing date is the date when this offer is accepted by the Vendor.

     The Vendor represents and warrants that it is the owner of the assets herein agreed to be purchased, and that the same are free and clear of all liens and encumbrances whatsoever. It also warrants that the existing shareholders of WVC do not have any objection to the sale of the said shares to the Purchaser.

     The  Purchaser  acknowledges  that  it  is  aware  of  the  facts  that:

        1. WVC is a private company and its common shares currently do not have any market and are not trading publicly, and

        2. The proposed business of WVC may require certain licences or other filings to comply with regulatory requirements in order for WVC to engage in its proposed businesses.

     This Offer when accepted shall constitute a binding contract of purchase and sale, and time in all respects shall be of the essence of this Agreement.

     The parties hereto agree that there is no representation, warranty collateral agreement or condition affecting this Agreement or stipulated hereby other than as expressed herein in writing.

     This Offer and its acceptance to be read with all changes of gender or number required by the context.


DATED  at  Toronto  this  29  day  of  May,  2000.

SIGNED,  SEALED  AND                      )
DELIVERED  in  the                        )          /s/  James Hannah
presence of                               )          -------------------------
                                          )              James Hannah
                                          )
                                          )

The  undersigned  Vendor  hereby  accepts  the  foregoing  offer.

DATED  at  Toronto  this  29th  day  of  May,  2000.

IN  WITNESS  WHEREOF  we  have  hereunto  set  our  hand  and  seal.


SIGNED,  SEALED  AND                      )
DELIVERED  in  the                        )
presence of                               )           /s/  Terence Robinson
                                          )           --------------------------
                                          )              For Dealcheck.com Inc.
                                          )              Terence Robinson
                                          )              CEO